EXHIBIT 99.1

PDC Energy Announces Closing of Common Stock Offering

DENVER, CO, November 23, 2010: PDC Energy (“PDC” or the “Company”) (NASDAQ:PETD) today announced that in connection with the Company’s previously announced public offering of 3,600,000 shares of common stock at a price to the public of $32.00 per share, the underwriters exercised in full their over-allotment option and purchased an additional 540,000 shares of the Company’s common stock.  The Company also announced that the closing of the equity offering and the over-allotment option took place simultaneously today.

The net proceeds to the Company from the common stock offering are approximately $125.5 million (including the underwriters’ exercise of their over-allotment option to purchase additional notes in full), after fees and estimated expenses.  The Company intends to use the net proceeds of the offering, together with other proceeds, to repay borrowings under its credit facility used to fund an acquisition of additional assets in the Wolfberry Trend in the Permian Basin of West Texas that closed on November 19, 2010; to fund its previously announced acquisitions of the 2004 and 2005 drilling partnerships; and to fund other acquisitions and for general corporate purposes, including drilling capital expenditures associated with the development of the horizontal Niobrara oil play and in the Wolfberry oil trend and to fund refractures and recompletions on wells acquired from the Company’s drilling partnerships.  Pending such uses, PDC intends to apply the net proceeds from this offering and other proceeds to temporarily repay the entire outstanding amount under its credit facility, with the remaining balance being deposited in an interest bearing account and held as cash and cash equivalents until utilized as discussed above.

Wells Fargo Securities and BofA Merrill Lynch are acting as joint book-running managers for the common stock offering.

The offering is being made pursuant to an effective shelf registration statement filed by PDC with the Securities and Exchange Commission (“SEC”).  A copy of the prospectus supplement and related base prospectus for the offering may be obtained on the SEC’s website at http://www.sec.gov.  Alternatively, the underwriters will arrange to send you the prospectus supplement and related base prospectus if you request them by contacting Wells Fargo Securities, Attn: Equity Syndicate Department, 375 Park Avenue, New York, NY 10152, Email: cmclientsupport@wellsfargo.com, Telephone: 800-326-5897; or BofA Merrill Lynch, 4 World Financial Center, New York, New York 10080, Attn: Prospectus Department or email dg.prospectus_requests@baml.com.

About PDC Energy

PDC Energy is an independent energy company engaged in the development, production and marketing of natural gas and oil.  Its operations are focused in the Rocky Mountains with additional operations in the Appalachian and Permian Basins.  PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of the securities referred to above.  An offering of any such securities will be made only by means of a prospectus supplement to the base prospectus contained in PDC’s shelf registration statement on Form S-3, as amended.  Any such prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to the intended use of proceeds of this offering or PDC’s or its management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934.  The words “believe,” “expect,” “should,” “could,” “estimates,” and other similar expressions identify forward-looking statements.  It is important to note that actual results could differ materially from those projected in such forward-looking statements.  For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see PDC’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the SEC. PDC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:                 Marti J. Dowling
Manager Investor Relations
303-831-3926
ir@petd.com

###